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                                                                   EXHIBIT 10.14


John Keighley
Diependaalselaan 317
1215 KG Hilversum


Naarden, 4th May 2001


Dear John,

This is to confirm your compensation package as discussed with Klaus Besier
(CEO) and Paul McDermott (CFO) recognizing you as a top performer, key and senior manager:

Effective as of your most recent "merit date":

- Base Salary (including Dutch vacation allowance (Function) 350.000. - (45% increase);

-    Bonus opportunity 30% of Base Salary;

- Severance in the event of a Change of Control and your job is eliminated (double trigger) equal to 6 months Bases Salary and 10% vesting of stock options;

- Additional stock option grant of 20,000 shares at ($2 - $1.6 - I need to verify the date in March and strike price).

We hope this conveys our sincere appreciation of the contribution you make and the workload you carry intentionally.



Kind regards,
FirePond Europe B.V.


Sandra te Riele
HR Manager Europe & Asia